Exhibit 99.1

Diffusion Pharmaceuticals Announces Retirement of Chief Science Officer John L. Gainer

Dr. Gainer to remain on board of directors

CHARLOTTESVILLE, Va. (March 12, 2020) – Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN) (“Diffusion” or “the Company”), a cutting-edge biotechnology company developing new treatments for life-threatening medical conditions by improving the body’s ability to bring oxygen to the areas where it is needed most, today announced the retirement of Professor John L. Gainer, Ph.D., the company’s chief science officer. Dr. Gainer will continue to serve as both an advisor to the Company and as a member of the board of directors. In recognition of the advancement of the TSC technology into the clinic, the Company has begun a search for a Chief Medical Officer as a replacement for the former Chief Science Officer position.

Professor Gainer is the inventor of the trans bipolar carotenoid family of molecules from which the Company’s lead compound Trans Sodium Crocetinate, or TSC, was derived. He co-founded Diffusion Pharmaceuticals in 2001 with David Kalergis, the company’s chairman and chief executive officer, serving on the board of directors. He was named chief science officer in 2005 after his retirement as Professor Emeritus at the University of Virginia Department of Chemical Engineering, where he had served as a faculty member since 1966.

“On behalf of everyone at Diffusion Pharmaceuticals, we want to wish Professor Gainer the best with his well-deserved retirement,” said Mr. Kalergis. “We are pleased that we will have the benefit of John’s wisdom as both an advisor to the Company and as a board member, while we search for a new Chief Medical Officer to advance his work to offer treatment to patients suffering from diseases associated with a lack of oxygen.”

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to bring oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions.

Diffusion’s lead drug TSC was originally developed in conjunction with the Office of Naval Research, which was seeking a way to treat hemorrhagic shock caused by massive blood loss on the battlefield.

Evolutions in research have led to Diffusion’s focus today: Fueling Life by taking on some of medicine’s most intractable and difficult-to-treat diseases, including stroke and GBM brain cancer. In each of these diseases, hypoxia – oxygen deprivation of essential tissue in the body – has proved to be a significant obstacle for medical providers and is the target for TSC’s novel mechanism.

In July 2019 the Company reported favorable safety data in a 19-patient dose-escalation run-in study to its Phase 3 INTACT program, using TSC to target inoperable GBM. Further findings from the dose-escalation run-in study, released in December 2019, also showed possible signals of enhanced survival and patient performance. Diffusion’s on-ambulance PHAST-TSC trial for acute stroke has begun patient enrollment. In addition, preclinical data supports the potential for TSC as a treatment for other conditions where hypoxia plays a major role, such as myocardial infarction, respiratory diseases such as COPD, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease.

Further, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: Diffusion’s ability to maintain its Nasdaq listing, market conditions, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the sufficiency of the company’s cash, the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

or

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

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